Exhibit 10.11
SHORETEL, INC.
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (the “Agreement”) is made and entered into effective as of August 5th, 2004 (the “Effective Date”), by and between John W. Combs (the “Employee”) and ShoreTel, Inc., a California corporation (the “Company”).
     WHEREAS, the Company and Employee entered into a Stock Option Agreement dated January 20, 2005 (the “Option Agreement”) whereby Employee may purchase up to 19,718,652 shares of Common Stock (the “Options”) for an aggregate purchase price of $591,559.56.
     WHEREAS, the Options are subject to a vesting schedule wherein 12.5% of the Options vest on the six (6) month anniversary of the Commencement Date (the “Initial Vesting Date”) and 2.0833% of the total number of shares subject to the Option will vest each month thereafter, subject to your continued employment or service to the Company..
     WHEREAS, the Company may from time to time need to address the possibility of an acquisition transaction or change of control event. The Board of Directors of the Company (the “Board”) recognizes that such events can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company, although no such Change of Control is now contemplated.
     WHEREAS, the Board believes it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.
     WHEREAS, the Board believes it is imperative to provide the Employee with certain benefits upon a Change of Control, which benefits are intended to provide the Employee with sufficient incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     WHEREAS, to accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided herein.
     NOW, THEREFORE, in consideration of the foregoing premises, the Company and the Employee agree as follows:
     1. Change of Control.
          (a) In the event of a Change in Control during the first six (6) months of your employment with the Company, (i) the vesting applicable to your Option will accelerate as to twenty-five (25%) of the total shares subject to your Option or (ii) you will receive a Seven-Hundred and Fifty-Thousand Dollar($750,000) cash payment, less applicable withholdings, whichever of the amounts in (i) or (ii) is of great value. In determining which of the values in (i) and (ii) is greater, the value in (i) will be deemed to equal the difference between the consideration payable with respect to the shares of Company Common Stock held by Company optionees in the Change in Control and the exercise price of your Option will be multiplied by the number of shares subject to your Option that would accelerate as a result of the Change in Control.
          (b) In the event of your Involuntary Termination or Termination without Cause within six (6) months following a Change in Control, provide such Change in Control does not occur during the first six (6) months of your employment with the Company, you will be entitled to accelerated vesting of one hundred percent (100%) of the then unvested shares subject to your Option. In all events, even if your Involuntary Termination or Termination without Cause does not occur within such six (6) month period following a Change in Control, you will nonetheless be entitled to accelerated vesting of one hundred percent (100%) of the then unvested shares subject to your Option effective at the end of such six (6) month period following a change in Control if you have remained employed with the Company or its successor during that six (6) month period.
     2. Definitions. As used in the Agreement, the following terms have the following meanings:
          (a) “Change of Control.” Means on Ownership Change Event (as defined below) or a series of related Ownership Change Events (collectively the “Transaction”) wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporations, as the case may be either directly or through one of more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. For purposes of this subsection (c), an “Ownership Change Event” means, with respect to the Company, any of the following: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.
          (b) “Good Reason” means without your written consent (i) a change in your title of CEO or a material reduction in your duties or responsibilities that is inconsistent with your position, provided that a change in your title CEO following a Change in Control shall not constitute Good Reason so long as you retain substantially the same duties and responsibilities and are the general manager or chief executive of a division or subsidiary that constitutes substantially the business of the Company following the Change in Control, or (ii) a material reduction in your annual base salary or target bonus (other than in connection with a general decrease in the salary or target bonus of all executives of the Company).
          (c) “Cause” means your (i) gross negligence or willful misconduct after a demand for substantial performance is delivered to you which specifically identifies the manner in which the Company believes you have engaged in gross negligence or willful misconduct and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct in the performance of your duties; (ii) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime involving moral turpitude; (iv) material break of any proprietary information and inventions agreement with the Company or any other unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) failure to follow the lawful directions of the Board after receiving written notification of such failure from the Board and a reasonable opportunity to cure such failure. For clarity, the Company’s failure to meet any targeted or projected operational metrics specified by the Board (e.g., revenue levels, profitability and the like) shall not in and of itself constitute a “failure to follow lawful directions of the Board” under the immediately preceding clause (v).
     3. Attorneys’ Fees, Costs and Expenses. The prevailing party, determined without regard to whether or not the action results in a final judgment, shall be entitled to collect from the other party its reasonable attorneys’ fees, costs and expenses incurred in connection with any action brought by either party in connection with the subject matter of this Agreement.
     4. Successors.
          (a) Company’s Successors. Any Successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
     5. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     6. Miscellaneous Provisions.
          (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision of the same condition or provision at another time.
          (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
          (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.
          (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SHORETEL, INC.

By:	/s/ John Finegan

John Finegan Chief Financial Officer

EMPLOYEE

/s/ John W. Combs

John W. Combs